EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of January 1, 2018 (the “Effective Date”), by and among Merion, Inc., a Nevada corporation (“Purchaser”), and Suss Technology Corporation, a Nevada corporation (the “Company”). Purchaser and the Company are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

A. Company is the owner of certain assets used in the business of the Company located at 1883 Whitney Mesa Drive, Henderson, Nevada, 89014 (the “Business”), which business primarily involves the manufacture and wholesale and retail distribution of dietary supplements. Purchaser desires to acquire those certain assets of the Company, which are substantially all of the assets used or held for use in the conduct of the Business, and the Company is willing to sell such assets on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Purchase and Sale.

(a) Purchase of Acquired Assets. Upon the execution of this Agreement, Purchaser shall purchase and assume from the Company, and the Company shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all liens, mortgages, pledges, charges, security interests or other encumbrances of any nature (collectively, “Encumbrances”), all right, title and interest in and to all of the assets and properties of the Company described below, including, without limitation (collectively, the “Acquired Assets”):

(i) all assets of the Company as described on Exhibit A to this Agreement;

(ii) all permits, licenses, consents, approvals, registrations or other authorization issued, granted, given or otherwise made available by or under the authority of any state, local or federal government or political subdivision thereof (including any agency or commission) held by the Company in connection with the operation of the Business (collectively, the “Governmental Authorizations”), to the extent transferable, including without limitation all permits and authorizations issued by the U.S. Food and Drug Administration;

(iii) assignment of the lease of the real property located at 1883 Whitney Mesa Dr., Henderson, Nevada 89014, as entered into by the Company and landlord Suss Property, LLC (the “Assignment”);

(iv) with respect to the Business: all payor and supplier lists, inventory cost records, machinery and equipment records, sales and purchasing materials, employee policy manuals, quality control records and procedures;

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(v) all claims of the Company against third parties relating to the other Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(vi) all of the Company’s rights under the contracts and warranties relating to the Acquired Assets (collectively, the “Contract Rights”), and all claims of the Company arising under all warranties and guarantees made by suppliers, vendors or others relating to Acquired Assets (collectively, the “Warranty Rights”), with the Contract Rights and Warranty Rights collectively being the “Assigned Rights”.

(b) Excluded Assets. Notwithstanding the provisions of Section 1(a), the Acquired Assets shall not include any of the right, title or interest of the Company in, to and under the following (herein referred to as the “Excluded Assets”): (a) all cash, bank deposits and cash equivalents of the Company; (b) the Company’s minute books, stock ledger and other company records having to do with the corporate organization and capitalization of the Company; (c) raw materials and ingredients for manufacturing finished goods; and (d) customer lists. The Purchaser further understands that the Company does not own, and cannot directly convey (i) any batch records for the Company’s pre-existing OEM clients, which are and remain property of the OEM client; and (ii) the real property located at 1883 Whitney Mesa Drive, Henderson, Nevada 89014, including all fixtures and capital improvements made upon said property, which the Company has leased from landlord Suss Property, LLC.

(c) Liabilities. Except for the liabilities and obligations of the Company under the Assigned Rights arising or to be performed on or after the Closing Date, Purchaser is not assuming any of the Company’s liabilities or obligations of any kind or nature, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due (collectively, “Liabilities”), and the Company shall retain, and hereby agree to pay, perform and discharge when due, all of such Liabilities.

2. Purchase Price; Escrow.

(a) The aggregate purchase price (the “Purchase Price”) for the Acquired Assets shall be equal to (A) One Million Dollars ($1,000,000) (the “Purchase Cash Amount”), plus (B) one million shares of the Purchaser’s common stock, par value $0.001 per share (the “Purchase Shares”), which shall be paid as follows:

(i) The Purchase Shares shall be transferred to the Company within thirty (30) days of the Effective Date; provided (a) that the Company and its designated recipient of the Purchase Shares shall execute such certificates and other documents in connection with the issuance of the Purchase Shares as Purchaser shall reasonably demand, (b) that the Assignment and the transfer of all titles related to the Acquired Assets , and (c) that the Company has caused Dr. Syang Yang Su, in his advisory capacity with Purchaser, will have completed submission of all applications for relevant business and manufacturing licenses for Purchaser’s business and the Purchaser has received all such business and manufacturing licenses prior to the issuance of the Purchase Shares;

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(ii) Six Hundred Thousand Dollars ($600,000) of the Purchase Cash Amount shall be paid to the Company on or before the six month anniversary of the Effective Date (the “Initial Cash Payment”); provided that the Initial Cash Payment shall not be made prior to the completion of the Assignment, the transfer of all titles related to the Acquired Assets, and the transfer of all Governmental Authorizations; and

(iii) The remaining Four Hundred Thousand Dollars ($400,000) of the Purchase Cash Amount shall be paid to the Company on or before the twelve month anniversary of the Effective Date (the “Final Cash Payment”); provided that (a) the Final Cash Payment shall be reduced by the amount of any pending claims for indemnification made by any Purchaser Indemnitees until such claims are resolved, but not below Zero Dollars ($0) (the amount of such reduction, the “Holdback Amount”); and (b) that the Final Cash Payment shall not be made prior to the completion of the Assignment, the transfer of all titles related to the Acquired Assets, and the transfer of all Governmental Authorizations.

3. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as of the date of this Agreement as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to execute and deliver this Agreement and to perform Purchaser’s obligations hereunder. This Agreement and each other document or instrument to be executed in connection herewith (the “Transaction Documents”) has been duly authorized, executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) There are no actions, suits, claims, complaints, hearings, arbitrations, investigations or proceedings, whether existing, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser at law or in equity or before any governmental authority or arbitrator. There are no judgments, orders or decrees outstanding against Purchaser.

(c) When issued pursuant to the terms of this Agreement, the Purchase Shares shall be validly issued, fully paid and non-assessable.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company, by and through its designated representative, has all requisite power and authority (corporate, individual and otherwise) to execute and deliver this Agreement and to perform such Party’s obligations hereunder. The execution and delivery of this Agreement and each other Transaction Document has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

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(b) Syang Yang Su, Phil W-S Su, Joe W-K Su and Miau Yen Huang are the legal and beneficial owners of all of the issued and outstanding capital stock of the Company. There are no outstanding securities convertible or exchangeable into any capital stock or other securities of the Company. There are no contracts relating to the issuance, sale or transfer of any capital stock or other securities of the Company.

(c) The Company is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any governmental authority are required to be obtained by the Company in connection with the execution, delivery or performance of this Agreement or the completion of any of the transactions contemplated herein.

(d) The execution and delivery by the Company and the Company’s designated representative of this Agreement and the Transaction Documents, the performance by the Company of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, shall not (with or without notice or lapse of time): (i) violate, conflict with, result in a breach of the terms or conditions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any contract to which the Company is a party or to which any of the Acquired Assets is subject or by which the Company is bound, or (B) any law, regulation, permit, license, governmental authorization or governmental order applicable to the Company; (ii) contravene the articles of incorporation or bylaws (collectively, the “Organizational Documents”) of the Company; or (iii) result in the creation or imposition of any Encumbrances on any of the Acquired Assets.

(e) The Company has good and marketable title to the Acquired Assets, free and clear of all Encumbrances. No other person or entity has asserted, or has the right to assert, any claim, right, title or interest in or with respect to any of the Acquired Assets. Upon the execution of this Agreement, Purchaser will receive good and marketable title to the Acquired Assets, free and clear of any and all Encumbrances, and any and all claims of any person or entity. The tangible assets included in the Acquired Assets are in good working order, condition and repair, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs or nature.

(f) The Company owns, holds or possesses all Governmental Authorizations which are necessary to entitle the Company to own or lease, operate and use the Acquired Assets and to carry on and conduct the Business as currently conducted and as contemplated to be conducted. The Company shall assign all necessary Governmental Authorizations to Purchaser promptly after the execution of this Agreement. Governmental Authorizations are valid and in full force and effect, to the best knowledge of the Company, the Company is not in breach or violation of, or default under, any such Governmental Authorization, and all necessary Governmental Authorizations are and shall continue to be valid and in full force and effect on identical terms following the consummation of the transactions contemplated hereunder.

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(g) The Company has not at any time generated, used, treated or stored any hazardous substances on, or transported hazardous substances to or from, any premises on which the Business is or has been operated (the “Business Locations”), including one prior location at 6007 McLeod Dr., Las Vegas, Nevada 89120, other than in compliance with all applicable environmental laws and, to the knowledge of the Company, no party has taken such actions on or with respect to the Business Locations, (ii) the Company has not at any time released or disposed of hazardous substances on the Business Locations or any property adjoining or adjacent to the Business Locations, and, to the knowledge of the Company, no party has taken any such actions on the Business Locations, (iii) the Company has at all times been in compliance with all environmental laws and the laws of any governmental authorizations issued under such environmental laws with respect to the Business Locations, the Acquired Assets and the operation of the Business, (iv) there are no past, pending or, to the knowledge of the Company, threatened environmental claims against the Company, the Business Locations, any of the Acquired Assets or the Business, (v) to the knowledge of the Company, there are no facts or circumstances, conditions or occurrences regarding the Company, the Business Locations, any of the Acquired Assets or the Business that could reasonably be anticipated to form the basis of an environmental claim against the Company, any of the Acquired Assets or the Business or to cause the Business Locations, the Acquired Assets or the Business to be subject to any restrictions on its ownership, occupancy, use or transferability under any environmental law, and (vi) there are not now and there never have been, any underground storage tanks located at the Business Locations.

(h) The Company has complied, and continue to comply, with all applicable federal, state and local laws and regulations applicable to the ownership and operation of the Business and the Acquired Assets. The Company has all permits, licenses, and any similar authorizations necessary for the conduct of the Business as now being conducted. The Company is not in default under any of such, permits, licenses, or other similar authorizations.

(i) There is no claim, action, suit, proceeding or governmental investigation (collectively, “Legal Proceeding”) of any nature pending, or to the Company’s knowledge, threatened against or by the Company (i) relating to or affecting the Acquired Assets or the Business, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, and no event has occurred or circumstance exist that may give rise to, or serve as a basis for, any such Legal Proceeding.

(j) To the best knowledge of the Company, the Company is not currently infringing on the intellectual property rights of any other person, firm or corporation.

(k) There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There are no current or pending examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

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(l) No material grievance exists between the Company and any of its employees. The Company is not delinquent in the payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed by its employees. To the knowledge of the Company, there is no pending or threatened labor dispute, strike or work stoppage relating to the Company.

(m) All insurance policies to which the Company is a party or under which the Company or the Acquired Assets is covered as an additional named insured or otherwise are in full force and effect and the Company has paid all premiums due and is not in default. No notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy has been received by the Company. The Company has not been refused insurance with respect to the Acquired Assets, nor has coverage with respect to the Acquired Assets been previously cancelled or materially limited, by an insurer to which the Company has applied for such insurance, or with which the Company has held insurance, within the last three (3) years. To the extent the Company’s insurance is on a claims made basis, the Company will continue said insurance until the expiration of the applicable statute of limitations.

(n) The Company has delivered to Purchaser true and complete copies of all the Assigned Rights, including all amendments thereto. The Company is not in breach or violation of, or in default under, any Assigned Rights to which it is a party. No party to any of the Assigned Rights has given the Company written notice of its intention to cancel, terminate or fail to renew such Assigned Rights.

(o) Neither the Company nor any person acting on behalf of the Company has employed any broker, agent or finder or incurred any liability or obligation for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

(p) The Company understand that the Purchase Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable securities laws of any state or country and therefore the Purchase Shares cannot be sold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration requirements are available. The Purchaser shall be under no obligation to register the Purchase Shares under the Securities Act and applicable state securities laws, and any such registration shall be in the Purchaser’s sole discretion.

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(q) The Company understands that the Purchase Shares may only be disposed of in compliance with state and federal securities laws and agree that the certificates evidencing the Purchase Shares issued pursuant to this Agreement may bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE (A) ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144 OF THE SECURITIES ACT.

(r) The Company, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchase Shares, and has so evaluated the merits and risks of such investment. The Company is able to bear the economic risk of an investment in the Purchase Shares and, at the present time, is able to afford a complete loss of such investment.

(s) The Company acknowledges that it, by and through its representative, has had (i) the opportunity to review the Agreement (including all exhibits and schedules thereto) and all reports and information filed by the Purchaser with the Securities and Exchange Commission, (ii) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Purchase Shares and the merits and risks of investing in the Purchase Shares; (iii) access to information about the Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iv) the opportunity to obtain such additional information that the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(t) The Company is acquiring the Purchase Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Purchase Shares.

(u) None of the information contained in the representations and warranties of the Company set forth in this Agreement or in any other Transaction Document delivered or to be delivered by the Company to Purchaser pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

5. Survival of Representations; Indemnification.

(a) Survival of Representations. The representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months following the Effective Date; provided that claims for indemnification asserted prior to the end of any such period shall survive until final resolution thereof, with the exception of the representations and warranties set forth in Sections 5(a) through 5(d), 5(g), 5(k) and 5(o) hereto, which representations and warranties shall survive for a period of three (3) years from the Effective Date.

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(b) Indemnification.

(i) The Company shall indemnify, defend and hold harmless Purchaser and Purchaser’s directors, officers, employees, shareholders, agents, affiliates, successors and assigns (each a “Purchaser Indemnitee” and together the “Purchaser Indemnitees”) from any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Loss”), arising out of or in connection with (A) the failure of any representation or warranty made by the Company contained in Section 5 of this Agreement to be true and correct as of the Effective Date, (B) any breach by the Company of any covenants or agreements of the Company contained herein, Closing, or (C) any Liability of the Company for acts or omissions, or arising from the ownership or operation of the Acquired Assets, prior to the transfer of the Acquired Assets.

(ii) Purchaser agrees to indemnify, defend and hold harmless the Company and its affiliates, successors and assigns (each a “Company Indemnitee” and together the “Company Indemnitees”) from any Loss arising out of or in connection with (A) the failure of any representation or warranty made by Purchaser contained in Section 4 of this Agreement; or (B) any breach by Purchaser of any covenants or agreements of Purchaser contained herein.

(iii) The obligations to indemnify and hold harmless pursuant to Sections 7(b)(i) and 7(b)(ii) shall survive the consummation of the transactions contemplated by this Agreement for the period of time set forth in Section 7(a), except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until the final resolution thereof.

(c) Payment; Procedure for Indemnification. In the event that Purchaser seeks indemnification on behalf of a Purchaser Indemnitee or the Company seeks indemnification on behalf of a Company Indemnitee, such person seeking indemnification (the “Indemnified Party”) shall give written notice to the indemnifying party (the “Indemnifying Party”) within a reasonable time specifying the facts constituting the basis for the claim asserted (a “Claim”) and the Loss, to the extent known, attributable to the Claim. The Indemnifying Party shall have the right to contest such Claim within thirty (30) days of receipt of such notice. Subject to Section 7(d) below, if the Indemnifying Party does not contest such Claim within thirty (30) days of receipt of notice, or if a court determines that the Indemnifying Party must pay such amount, then the Indemnifying Party shall be liable to pay the Indemnified Party such amount (the “Indemnifiable Amount”) promptly thereafter.

(d) Manner and Treatment of Indemnity Payments. Any indemnification pursuant to this Section 7 shall be effected by wire transfer of immediately available funds from the applicable Indemnifying Party to an account designated by the Indemnified Party within ten (10) days of the final adjudication thereof. Any payments made to a Party pursuant to this Section 7 shall be treated as a purchase price adjustment for tax purposes.

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(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, consequential or special damages, including damages based on diminution in value or a multiple of earnings or similar measure, unless in each case such Losses are actually paid out as damages to a third party.

(f) Each Indemnified Party shall take, and cause its affiliates to take, all steps required by applicable law to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto (including taking steps to prevent any contingent liability from becoming an actual liability and timely notifying insurers of noticed claims).

(g) The Parties acknowledge and agree that their sole and exclusive remedy with respect to all claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7. Nothing in this Section 7(g) shall limit any right to seek and obtain equitable relief or to seek any remedy on account of fraud by any party hereto.

6. Certain Covenant. For a period of three (3) months following the Effective Date, the Company shall provide transition and management services to Purchaser and training services to Purchaser’s designated employees and affiliates by Syang Yang Su (collectively, the “Services”), as Purchaser may reasonably request from time to time without charge to the Purchaser. After the initial three month period, the Company shall cause Syang Yang Su to provide services to the Purchaser or its affiliate as an advisor in connection with the operation of the Acquired Assets as the Purchaser or such affiliate may reasonably request for a period of three (3) years following the Effective Date, provided that the Company shall receive mutually agreeable compensation with the Purchaser for Syang Yang Su’s advisory services.

7. Miscellaneous.

(a) Governing Law. The validity, performance, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada (excluding its laws related to conflicts of law). The Parties hereby consent to the exclusive jurisdiction of the state courts of the State of Nevada and covenant not to file, commence or otherwise maintain any judicial proceedings in any Federal court or court of any other state. The Parties expressly and unequivocally waive any claim that the subject matter of this Agreement is illegal under local or federal law. The substantially prevailing party in any litigation or other dispute among the Parties shall be entitled to recover its costs and expenses, including reasonable attorneys’ and paralegals’ fees, from the substantially non-prevailing party.

(b) Integration. This Agreement, including all exhibits hereto, represents the entire agreement between the Parties with respect to the purchase of the Acquired Assets by Purchaser and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement.

(c) Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

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(d) Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the Parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

(e) Failure or Indulgence Not Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(f) Amendments and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of all the Parties hereto. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of any warranty or covenant hereunder, whether intentional or not, shall be valid unless such waiver shall be in writing and signed by the Party making such waiver, nor shall any such waiver be deemed to extend to any prior or subsequent default, misrepresentation, breach of any warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

(g) Further Assurances. At any time and from time to time after the Closing, at Purchaser’s request and without further consideration, the Company shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as Purchaser may reasonably request, to transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, the Acquired Assets and to assist Purchaser in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

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(h) Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, or by reputable overnight delivery or courier, addressed as follows:

to the Company:	to Purchaser:

Suss Technology Corporation 2764 N Green Valley Parkway Ste 303, Henderson NV 89014 copy to (which shall not constitute notice): Phil W. Su, Esq. 11193 SW Davies Rd., Unit 410 Beaverton, Oregon 97007

Merion, Inc.

9550 Flair Dr., Suite 302

El Monte, CA 91731

copy to (which shall not constitute notice):

Garvey Schubert Barer

Flour Mill Building

1000 Potomac Street NW

Suite 200

Washington, D.C. 20007-3501

Attn: Jeffrey Li

and in any case at such other address as the advisee shall have specified by written notice. Notice of change of address shall be effective only upon receipt thereof. All such other notices and communications shall be deemed effective (a) if by personal delivery, upon receipt, (b) if by registered or certified mail, on the seventh Business Day after the date of mailing thereof, (c) if by reputable overnight delivery or courier, on the first Business Day after the date of mailing.

(i) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

COMPANY:		PURCHASER:

SUSS TECHNOLOGY CORPORATION		MERION, INC.

By:		By:
Name:	Syang Yang Su	Name:	Dinghua Wang
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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Exhibit A

List of Assets

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